1999 STOCK OPTION PLAN
                        INCENTIVE STOCK OPTION AGREEMENT
                                     Between
                          MENLO ACQUISITION CORPORATION
                                       and
                          ------------------------------
                                                                          ISO

                          MENLO ACQUISITION CORPORATION
                             1999 Stock Option Plan
                        Incentive Stock Option Agreement


     THIS AGREEMENT, dated the _____ of _________________, between MENLO ACQUISITION CORPORATION., a Delaware corporation (the "Company"), and ____________________ ("Participant"), is made pursuant and subject to the provisions of the Company's 1999 Stock Option Plan (the "Plan"), and all terms used herein that are defined in the Plan shall have the same meaning given them in the Plan:
                                                         W I T N E S S E T H :
     1. Grant of Option. Pursuant to the provisions of the Plan, the Company has granted to Participant on the _____ day of __________, _____ (the "Date of Grant"), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company (the "Option") all or any part of an aggregate of _______ shares of Company Common Stock at the purchase price of $_______ per share (the "Option Price"), being not less than 100% of the Fair Market Value per share of the Common Stock on the Date of Grant, such Option to be exercisable as hereinafter provided. The Option evidenced hereby is intended to be an incentive stock option that receives special tax treatment under Section 422 of the Internal Revenue Code (the "Code").

     2. Terms and Conditions. The Option evidenced hereby is subject to the following terms and conditions:
                 (a) Expiration Date. This Option shall expire ten years from the Date of Grant.

                 (b)       Nontransferability.   This  Option  shall  be
         nontransferable except by will or by the laws of descent and distribution and, during the lifetime of the Participant, may be exercised only by the Participant, except as provided in Section 3 below.
                 (c)       Exercise of Service Option.
                         (i)        Vesting:
                           ____     This Option is 100% vested, and, subject to
                         the terms and conditions set forth herein, fully exercisable at all times.
                           ____     This Option shall vest, and shall be
                         exercisable, in accordance with the following schedule:

                 Anniversary of           Percentage of shares of Common
                 Date of Grant            Stock allocable to Option which may
                                          be purchased

                 First                     _____________
                 Second                    _____________
                 Third                     _____________
                 Fourth                    _____________
                 Fifth                     _____________
                 Sixth                     _____________
                 Seventh                   _____________
                 Eighth                    _____________
                 Ninth                     _____________

                         (ii)  Notwithstanding  any provisions  contained in the
                  Plan or in this Agreement, in the event of a Change of Control, the Board may in its discretion provide that this Option shall become fully vested and the Participant shall be entitled to exercise such Option, in whole or in part.
                  (d)      Limitation on Exercise.
                           (i)      Notwithstanding the provisions of subsection
2(c), the aggregate Fair Market Value (determined by reference to the exercise price at the time the Option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the Participant during a calendar year may not exceed $100,000 (the "Limitation Amount"). Incentive stock options granted under this Option agreement and the Plan and under all other plans of the Company and any Parent and Subsidiary corporations shall be aggregated for purposes of the Limitation Amount.
                           (ii) The  portion of an Option  that fails to qualify
for incentive stock option treatment in a calendar year because of the Limitation Amount shall be treated as a nonqualified stock option that does not receive special tax treatment under Code section 422. The provisions of Section 10 shall apply to the extent an Option is treated as a nonqualified stock option.
                  (e) Method of Exercising and Payment for Shares. This Option may only be exercised by written notice delivered to the Treasurer at the Company's principal office. The exercise date will be (i) in the case of notice by mail, the date of postmark or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the Option Price in full by cash (which shall include payment by check, bank draft or money order payable to the order of the Company).
         3. Termination of Option Upon Termination of Employment. The right of Participant and his successors in interest to exercise this Option or to vest in any unvested portion of this Option shall terminate when his employment with the Company or any Subsidiary is terminated for any reason except as provided in subsections 3(a) and 3(b) below.
                  (a) Exercise following Death. In the event Participant dies while he is employed by the Company or any Subsidiary or within three months following termination of his employment due to retirement or disability and before the exercise in full or expiration of this Option, Participant's estate (or the person or persons to whom the rights under this Option shall have passed by will or the laws of descent and distribution) may exercise this Option at any time within one year next following Participant's death (but in any event before the expiration date of the Option period) for the entire number of shares remaining subject to this Option.

                  (b) Exercise following Termination, Disability or Retirement. In the event of termination of Participant's employment by the Company or any Subsidiary for any reason other than death, including retirement or termination approved by the Company because of disability, before exercise in full or expiration of this Option, Participant may exercise the vested and exercisable portion of this Option at any time within three months next following such termination of employment (but in any event before the expiration date of the Option period) for the number of shares remaining subject to the vested and exercisable portion of this Option.

     For the purposes of this Section 3, it shall not be considered a termination of employment if Participant is placed by the Company or any Subsidiary on military or sick leave or such other type of leave of absence that the Committee considers as continuing the employment relationship intact. For the purposes of this Section 3, only a termination of employment on or after the Participant has reached age 65 shall be considered a retirement, unless the Committee designates that an earlier termination shall be considered a retirement. At the time of any exercise of any Option exercised pursuant to this
Section 3, the Option Price shall be paid in full as provided in Section 2.

     Notwithstanding subsections 3(a) and 3(b) above, in no event may this Option be exercised after the Expiration Date.

     4. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.
     5. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof. Terms defined in the Plan are used herein as so defined.
     6. Participant Bound by Plan. In consideration of the grant of this Option, Participant agrees he will comply with such conditions as the Board of Directors and the Committee may impose on the exercise of the Option.
     7. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of Participant and the successors of the Company.
     8. Change in Capital Stock Structure. In the event of changes in the capital stock structure of the Company, appropriate adjustments in the number of shares for which the Option shall be exercisable, or the exercise price, or both, shall be made, and appropriate adjustments in the required values of Common Stock under Section 3 shall be made, as provided in Section 11 of the Plan.
     9. Notice of Early Disposition of Option Stock. Participant agrees to give the Company prompt written notice of a sale or disposition of the Company Common Stock acquired upon exercising the Option (i) within two years from the date on which the Option was granted or (ii) within one year from the date on which the Company Common Stock was transferred to Participant. If Participant fails to give the Company prompt written notice, Participant will be liable to the Company for any loss of deduction, any penalty imposed, and any other financial loss incurred by the Company as a result of the Participant's failure to give prompt notice.
     10. Tax Obligations Upon Exercise of Nonqualified Portion of Option. To the extent an Option is treated as a nonqualified stock option pursuant to subsection 2(d)(ii), the difference between the "Fair Market Value" of Company Common Stock purchased when the Option is exercised and the Option Price is compensation taxable to the Participant as ordinary income and subject to applicable federal and state taxes which the Company is obligated to withhold. The Participant agrees to make arrangements suitable to the Company for the payment of all applicable withholding taxes. By a timely election (to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934), the Participant may elect to have the Company withhold upon exercise a number of Company Shares having a "Fair Market Value" equal to the minimum applicable withholding taxes. Any such election shall be subject to approval by the Committee.
     11. Successors and Assigns. This Agreement shall be binding on the Company and shall be enforceable against its successors and assigns.
     12. Notice Provisions. Any notice or election required or permitted under this Option shall be delivered in writing to the Treasurer at the Company's principal offices in Parsippany, New Jersey.
     13. Transfer of Shares of Company Stock. Upon the exercise of the Option, the Participant shall not transfer, encumber or dispose of the Common Stock so purchased unless: (a) an effective registration statement covering such shares is filed pursuant to the Securities Act of 1933, as amended, and applicable state law, or (b) an opinion letter of the Participant's counsel is obtained, satisfactory to the Company and its counsel, that such transfer is not in violation of any applicable federal or state laws or regulations.
     14. Amendment of this Option Agreement. The Board may modify or amend this Option if it so determines, in its sole discretion, that amendment is necessary or advisable. No amendment of this Option, however, may, without the consent of the Participant, make any changes which would adversely affect the rights of the Participant, except the Board may unilaterally amend the Plan and Incentive Awards as it deems appropriate to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder.
     15. No Guaranteed Right to Employment. If Participant is employed by the Company, nothing contained herein shall confer upon the Participant any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate his employment at any time for any cause.
     With this Option, you will receive a number of documents relating to the Company and a receipt for those documents. You should sign the receipt for this material and return it to the Company.
     IN WITNESS WHEREOF, MENLO ACQUISITION CORPORATION has caused this Agreement to be signed by the President and the Participant has affixed his signature hereto.
                                           MENLO ACQUISITION CORPORATION


                                           By______________________________
                                              President


                                             -------------------------------
                                             Participant

                                       9